Exhibit 99.1

Wabtec Reports 2Q EPS Of 64 Cents, Cash From Operations Of $44 Million And Updates Guidance

WILMERDING, PA, July 24, 2009 – Wabtec Corporation (NYSE: WAB) today reported its 2009 second quarter results, including the following:

•

Earnings per diluted share were 64 cents, including a tax benefit of $9.7 million and pre-tax expenses of about $8.3 million primarily from severance and other costs related to downsizing and consolidation actions. The tax benefit resulted from the successful resolution of certain outstanding tax issues from prior years. The downsizing and consolidation actions are expected to yield $8 million in annualized cost savings.

•

Sales decreased to $334 million, as 4 percent growth in the Transit Group was more than offset by lower sales in the Freight Group. Growth in Transit was mainly due to increased sales of components for subway cars, while Freight continued to be affected negatively by the global recession, which has led to sharply lower rail traffic levels.

•	During the quarter, the company generated cash from operations of $44 million, or 13% of sales. At June 30, 2009, the company had cash of $121 million and debt of $352 million.

•	During the quarter, Wabtec repurchased 379,700 shares of company stock for $12 million.

Based on these results and weaker-than-expected conditions in the freight rail market, especially rail traffic and locomotive production, Wabtec updated its 2009 earnings guidance as follows: Revenues are now expected to be about 10 percent lower than in 2008, with earnings per diluted share expected to be between $2.35-$2.55. Previously, the company expected revenues to be slightly down, with EPS expected to be between $2.45-$2.75.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “Despite operating in very difficult market conditions, we posted good results in the second quarter, with strong cash generation and solid strategic progress. Going forward this year, we expect stability in our transit operations, while the freight businesses will continue to be affected negatively by the global recession. In this environment, we will remain focused on applying lean principles and managing what we can manage in the short term – especially reducing costs and maximizing cash generation – while continuing to invest prudently in our long-term growth strategies.”

Wabtec (www.wabtec.com) is a global provider of technology-based products and services for the freight rail and passenger transit industry. This release contains forward-looking statements, such as those regarding expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a further economic slowdown in the markets we serve; a continued decrease in freight rail traffic; and other factors discussed in Wabtec’s filings with the Securities and Exchange Commission. Wabtec assumes no obligation to update these statements or advise of changes in the assumptions on which they are based. Wabtec will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

Contact:

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Second Quarter 2009	Second Quarter 2008	For the Six Months 2009	For the Six Months 2008
Net sales	$334,013	$390,194	$711,973	$773,521
Cost of sales	(242,380)	(281,693)	(513,855)	(559,805)

Gross profit	91,633	108,501	198,118	213,716
Gross profit as a % of Net Sales	27.4%	27.8%	27.8%	27.6%

Selling, general and administrative expenses	(42,346)	(42,036)	(81,133)	(82,481)
Engineering expenses	(10,765)	(9,631)	(21,324)	(19,612)
Amortization expense	(1,795)	(912)	(3,186)	(1,815)

Total operating expenses	(54,906)	(52,579)	(105,643)	(103,908)
Operating expenses as a % of Net Sales	16.4%	13.5%	14.8%	13.4%

Income from operations	36,727	55,922	92,475	109,808
Income from operations as a % of Net Sales	11.0%	14.3%	13.0%	14.2%

Interest (expense) income, net	(3,525)	(1,293)	(8,461)	(2,774)
Other (expense) income, net	(134)	(696)	255	(1,079)

Income from continuing operations before income taxes	33,068	53,933	84,269	105,955

Income tax expense	(2,232)	(20,171)	(20,767)	(39,680)

Effective tax rate	6.7%	37.4%	24.6%	37.4%

Income from continuing operations	30,836	33,762	63,502	66,275

Discontinued operations
Income (loss) from discontinued operations (net of tax)	—	—	—	(3)

Net income	$30,836	$33,762	$63,502	$66,272

Earnings Per Common Share
Basic
Income from continuing operations	$0.65	$0.70	$1.33	$1.36
Income from discontinued operations	—	—	—	—
Net income	$0.65	$0.70	$1.33	$1.36

Diluted
Income from continuing operations	$0.64	$0.69	$1.32	$1.35
Income from discontinued operations	—	—	—	—
Net income	$0.64	$0.69	$1.32	$1.35

Weighted average shares outstanding
Basic	47,487	48,095	47,594	48,306

Diluted	48,013	48,655	48,088	48,924

Sales by Segment
Freight Group	$136,079	$199,631	$316,026	$391,397
Transit Group	197,934	190,563	395,947	382,124

Total	$334,013	$390,194	$711,973	$773,521